Exhibit 99.1

INTEL REPORTS THIRD QUARTER REVENUE OF $6.5 BILLION

Third Quarter Earnings Excluding Acquisition-Related Costs* $0.10 Per Share

Third Quarter Earnings Per Share $0.02

SANTA CLARA, Calif., Oct. 16, 2001 -- Intel Corporation today announced third quarter revenue of $6.5 billion, down 25 percent from the third quarter of 2000 and up 3 percent sequentially.

     For the third quarter, net income excluding acquisition-related costs* was $655 million, down 77 percent from the third quarter of 2000 and 23 percent sequentially. Third quarter

* Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and goodwill, and the ongoing amortization of goodwill and other acquisition-related intangibles and costs. Intangibles include, for example, the value of the acquired companies' developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to generally accepted accounting principles because they exclude these costs.

earnings excluding acquisition-related costs were $0.10 per share, a decrease of 76 percent from $0.41 in the third quarter of 2000 and 17 percent sequentially.

     Including acquisition-related costs in accordance with generally accepted accounting principles, third quarter net income was $106 million, down 96 percent from the third quarter of 2000 and 46 percent sequentially. Earnings per share were $0.02, down 94 percent from $0.36 in the third quarter of 2000 and 33 percent sequentially.

     Intel reduced its third-quarter tax provision by $100 million due to an increase in the calculated tax benefit related to export sales for 2000, including the impact of a revision in the tax law.

     Acquisition-related costs in the third quarter consisted of $609 million of amortization of goodwill and other acquisition-related intangibles and costs.

     "Intel delivered solid third quarter results in a turbulent environment, with revenue and microprocessor units up from the second quarter," said Craig R. Barrett, president and chief executive officer. "The actions taken to accelerate our desktop product roadmap have generated strong demand for the Intel(R) Pentium(R) 4 processor and the Intel(R) 845 chipset platform. In addition, the ramp of our 0.13-micron process technology remains ahead of schedule with three fabs currently on line and another expected by the end of the year."

     "While economic conditions worldwide remain weak, we continue to strengthen our competitive position and expect to see moderate unit growth in microprocessors and flash memory in the fourth quarter," he continued. "We remain confident that our strategy for supplying the key computing and communications building blocks for the worldwide Internet build-out positions us for higher levels of growth when the economy recovers."

     During the quarter, the company paid its quarterly cash dividend of $0.02 per share. The dividend was paid on Sept. 1, 2001 to stockholders of record on Aug. 7, 2001. Intel has paid a regular quarterly cash dividend for nine years.

     During the quarter, the company repurchased a total of 34.9 million shares of common stock, at a cost of $1.0 billion, under an ongoing program. Since the program began in 1990, the company has repurchased approximately 1.5 billion shares at a total cost of approximately $25 billion. In September, Intel's board of directors increased the number of shares available under the program by 300 million shares. With this increase, a total of 328 million additional shares can be repurchased under the program.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after Sept. 29, 2001.

Intel plans to provide a mid-quarter Business Update to the Outlook provided below on Dec. 6.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the fourth quarter of 2001 is expected to be between $6.2 and $6.8 billion.

** Gross margin percentage in the fourth quarter of 2001 is expected to be 47 percent, plus or minus a couple of points, versus 46 percent in the third quarter. Gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, capacity utilization, and the timing of factory ramps and associated costs.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the fourth quarter of 2001 are expected to be between $2.0 and $2.1 billion, versus $2.0 billion in the third quarter. Expenses may vary from this expectation depending in part on the level of revenue and profits.

** R&D spending, excluding in-process R&D, is expected to be approximately $3.9 billion in 2001, lower than the previous expectation of $4.0 billion, primarily due to reductions in discretionary spending within ongoing programs.

** Capital spending for 2001 is expected to be approximately $7.5 billion.

** Gains or losses from equity investments and interest and other for the fourth quarter of 2001 are expected to be a net loss of $230 million, due to a net loss on equity investments of approximately $280 million, primarily as a result of impairment charges, and will vary depending on equity market levels and volatility, the realization of expected gains or losses on investments, including gains on investments acquired by third parties, determination of impairment charges, losses on equity-method investments, interest rates, cash balances, mark-to-market of derivative instruments and assuming no unanticipated items.

** The tax rate for 2001 is expected to be approximately 25.7 percent, excluding the impact of acquisition-related costs and the one-time adjustment related to export sales for 2000.

** Depreciation is expected to be approximately $1.1 billion in the fourth quarter.

** Amortization of goodwill and other acquisition-related intangibles and costs is expected to be approximately $550 million in the fourth quarter.

     The statements by Craig R. Barrett, the above statements contained in this Outlook, and the statements in the Third Quarter and Recent Highlights section referring to plans and expectations for the current quarter and the future, are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; possible disruption in commercial activities occasioned by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp including the transition to 0.13-micron process technology; excess manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States, such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer, stockholder and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended June 30, 2001 (Part I, Item 2, Outlook section).

Status of Business Outlook and Scheduled Business Update:

     Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the Business Update and related Quiet Periods (described below), the public can continue to rely on the Outlook on the Web site as still being Intel's current expectations on matters covered, unless Intel publishes a notice stating otherwise.

     Intel intends to publish a Business Update press release on Dec. 6, 2001. From the close of business on Nov. 30 until publication of the Business Update, Intel will observe a "Quiet Period." During the Quiet Period, the Outlook as provided in this press release and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning the Outlook or Intel's financial results or expectations.

     A Quiet Period operating in similar fashion with regard to the Business Update and the company's SEC filings will begin at the close of business on Dec. 14 and will extend until the day Intel's next quarterly Earnings Release is published, presently scheduled for Jan. 15, 2002.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

Three Months Ended	Nine Months Ended

Sept. 29	Sept. 30	Sept. 29	Sept. 30
2001	2000	2001	2000

NET REVENUE	$6,545	$8,731	$19,556	$25,024

Cost of sales	3,553	3,148	10,085	9,420
Research and development	930	977	2,844	2,899
Marketing, general and administrative	1,064	1,321	3,393	3,668
Amortization of goodwill and other
acquisition-related intangible and costs	609	420	1,788	1,127
Purchased in-process research and
development	--	8	198	91

Operating costs and expenses	6,156	5,874	18,308	17,205

OPERATING INCOME	389	2,857	1,248	7,819
Gains (losses) on equity investments, net	(182)	716	(179)	3,309
Interest and other, net	(70)	250	320	638

INCOME BEFORE TAXES	137	3,823	1,389	11,766
Income taxes	31	1,314	602	3,424

NET INCOME	$106	$2,509	$787	$8,342

BASIC EARNINGS PER SHARE	$0.02	$0.37	$0.12	$1.24

DILUTED EARNINGS PER SHARE	$0.02	$0.36	$0.11	$1.19

COMMON SHARES OUTSTANDING	6,718	6,719	6,721	6,704
COMMON SHARES ASSUMING DILUTION	6,876	7,007	6,888	7,002

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.

Three Months Ended	Nine Months Ended

Sept. 29	Sept. 30	Sept. 29	Sept. 30
2001	2000	2001	2000

Pro forma operating costs and expenses	$5,547	$5,446	$16,322	$15,987
Pro forma operating income	$998	$3,285	$3,234	9,037
Net income excluding acquisition-related
costs	$655	$2,899	$2,608	$9,455
Basic earnings per share excluding
acquisition-related costs	$0.10	$0.43	$0.39	$1.41
Diluted earnings per share excluding
acquisition-related costs	$0.10	$0.41	$0.38	$1.35

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

Sept. 29,	June 30,	Dec. 30,
2001	2001	2000

CURRENT ASSETS
Cash and short-term investments	$9,158	$9,340	$13,473
Trading assets	1,059	1,225	350
Accounts receivable	3,043	2,904	4,129
Inventories:
Raw materials	297	379	384
Work in process	1,308	1,431	1,057
Finished goods	746	1,016	800

	2,351	2,826	2,241
Deferred tax assets and other	1,256	1,010	957

Total current assets	16,867	17,305	21,150

Property, plant and equipment, net	18,138	17,828	15,013
Marketable strategic equity securities	165	649	1,915
Other long-term investments	1,249	1,094	1,797
Goodwill and other acquisition-related
Intangibles	5,602	6,277	5,941
Other assets	2,210	2,471	2,129

TOTAL ASSETS	$44,231	$45,624	$47,945

CURRENT LIABILITIES
Short-term debt	$302	$411	$378
Accounts payable and accrued liabilities	4,616	4,984	6,305
Deferred income on shipments to
Distributors	507	549	674
Income taxes payable	768	869	1,293

Total current liabilities	6,193	6,813	8,650
LONG-TERM DEBT	972	928	707
DEFERRED TAX LIABILITIES	1,164	1,145	1,266

STOCKHOLDERS' EQUITY	35,902	36,738	37,322
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$44,231	$45,624	$47,945